Unknown;

HOME EQUITY ASSET TRUST 2007-3

DERIVED INFORMATION [4/18/07]

[$527,450,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$527,450,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-140945 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-3 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date.  The final numbers will be found in the prospectus supplement.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary
Total Number of Loans: 2,955
Total Outstanding Loan Balance ($): 562,425,365
Total Expected Collateral Balance -Deal ($): 550,000,100
Total Expected Collateral Balance - Selection ($): 550,000,100
Average Loan Current Balance ($): 190,330
:
Weighted Average Original LTV (%) *: 81.4
Weighted Average Coupon (%): 7.84
Arm Weighted Average Coupon (%.): 7.70
Fixed Weighted Average Coupon (%): 8.34
Weighted Average Margin (%): 5.89
Weighted Average FICO (Non-Zero): 632
Weighted Average Age (Months): 3
:
% First Liens: 97.0
% Second Liens: 3.0
% Arms: 78.3
% Fixed: 21.7
% Interest Only: 26.9
% of Loans with Mortgage Insurance: 0.0

Summary Stats
% Silent Second: 36.7
CLTV Silent Second: 99.3
CLTV Total Pool: 88.5
DTI: 41.3

Riverside - San Bernardino
% Pool: 4.0
FICO: 636
OLTV: 82.0
% Silent Second: 36.3
CLTV Silent Second: 99.9
CLTV Total Pool: 89.2
DTI: 42.7

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Alabama	44	6,021,885	1.1	9.38	87.6	617
Alaska	3	622,631	0.1	7.73	86.5	673
Arizona	157	32,067,591	5.7	7.50	82.3	643
Arkansas	12	912,299	0.2	9.46	83.4	586
California	358	105,160,081	18.7	7.36	79.9	643
Colorado	26	5,673,972	1.0	8.46	88.0	634
Connecticut	34	6,781,287	1.2	7.35	75.6	623
Delaware	16	2,798,359	0.5	7.86	83.1	623
District of Columbia	3	812,714	0.1	8.42	86.4	641
Florida	314	61,619,160	11.0	7.96	79.7	634
Georgia	103	15,625,775	2.8	8.43	84.0	620
Hawaii	3	745,954	0.1	8.91	80.4	614
Idaho	15	2,007,405	0.4	7.24	75.8	621
Illinois	167	32,941,421	5.9	8.02	83.3	629
Indiana	54	5,269,926	0.9	8.70	86.1	613
Iowa	7	947,024	0.2	8.66	79.4	608
Kansas	18	2,093,358	0.4	8.15	83.6	623
Kentucky	18	1,905,250	0.3	8.39	77.9	609
Louisiana	36	4,506,424	0.8	8.37	85.5	614
Maine	15	1219,212	0.3	7.67	80.1	605
Maryland	123	30,619,801	5.4	7.56	79.9	630
Massachusetts	28	6,778,790	1.2	7.66	80.6	617
Michigan	58	7,720,002	1.4	8.47	83.2	615
Minnesota	55	8,045,097	1.4	7.91	83.3	633
Mississippi	29	3,125,881	0.6	8.78	85.0	589
Missouri	44	5,405,560	1.0	8.25	82.9	619
Montana	4	687,918	0.1	7.66	85.5	633
Nebraska	5	520,051	0.1	7.73	82.4	700
Nevada	60	13,781,743	2.5	8.31	85.2	635
New Hampshire	9	1,665,213	0.3	7.25	80.7	627
New Jersey	87	22,547,364	4.0	7.84	79.2	640
New Mexico	20	4,265,331	0.8	8.40	80.7	627
New York	77	21,747,248	3.9	7.68	80.0	642
North Carolina	99	13,090,259	2.3	8.28	82.2	619
North Dakota	2	239,374	0.0	7.39	83.0	615
Ohio	58	6,371,118	1.1	8.29	82.8	609
Oklahoma	8	723,376	0.1	8.20	83.7	641
Oregon	88	15,266,561	2.7	7.69	83.5	641
Pennsylvania	109	13,763,685	2.4	8.00	82.1	626
Rhode Island	13	3,219,978	0.6	7.42	82.0	635
South Carolina	50	7,111,558	1.3	8.49	79.0	604
South Dakota	1	35,465	0.0	12.55	100.0	609
Tennessee	82	9,321,489	1.7	8.18	85.0	624
Texas	119	12,856,789	2.3	8.08	82.4	623
Utah	28	4,657,198	0.8	8.17	82.8	623
Virginia	121	24,871,503	4.4	8.04	81.6	628
Washington	125	25,521,049	4.5	7.33	80.2	638
West Virginia	8	1,145,432	0.2	8.13	83.2	604
Wisconsin	41	6,791,461	1.2	8.01	85.2	630
Wyoming	1	297,345	0.1	9.23	85.0	543
Total:	2,955	562,425,365	100.0	7.84	81.4	632

Silent Second	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA CLTV %	% Full Doc	WA FICO
1st Lien - No 2nd	1,605	337,664,761	60.0	7.98	81.4	81.4	65.8	617
1st Lien - 2nd in Deal	129	29,456,439	5.2	7.55	79.7	99.4	59.8	655
1st Lien - 2nd Not in Deal	886	178,524,336	31.7	7.30	80.1	99.2	62.4	656
2nd Lien - 1st in Deal	129	7,287,225	1.3	11.54	99.5	99.5	60.0	654
2nd Lien - 1st Not in Deal	206	9,492,604	1.7	11.11	99.6	99.6	69.5	646
Total:	2,955	562,425,365	100.0	7.84	81.4	88.5	64.4	632

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/07 cutoff date.  The final numbers will be found in the prospectus supplement.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary
Total Number of Loans: 139
Total Outstanding Loan Balance ($): 14,303,400
Total Expected Collateral Balance ($): 550,000,100
Total Expected Collateral Balance - Selection ($): 13,987,053
Average Loan Current Balance ($): 102,900
:
Weighted Average Original LTV (%) *: 85.4
Weighted Average Coupon (%): 8.56
Arm Weighted Average Coupon (%.): 8.41
Fixed Weighted Average Coupon (%): 8.82
Weighted Average Margin (%): 6.55
Weighted Average FICO (Non-Zero): 618
Weighted Average Age (Months): 4
:
% First Liens: 97.6
% Second Liens: 2.4
%Arms: 63.2
% Fixed: 36.8
% Interest Only: 6.8
% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
6.01 - 6.50	1	218,400	1.5	6.37	80.0	626
6.51 - 7.00	8	1,064,300	7.4	6.77	81.4	639
7.01 - 7.50	13	1,685,272	11.8	7.24	79.5	648
7.51 - 8.00	19	2,616,811	18.3	7.77	82.4	634
8.01 - 8.50	12	1,283,875	9.0	8.31	86.7	642
8.51 - 9.00	25	2,662,756	18.6	8.77	88.0	617
9.01 - 9.50	18	1,415,088	9.9	9.38	86.7	601
9.51 - 10.00	24	2,071,631	14.5	9.74	86.8	585
10.01 - 10.50	7	438,210	3.1	10.19	90.9	604
10.51 - 11.00	5	512,439	3.6	10.64	94.8	565
11.01 - 11.50	4	230,109	1.6	11.30	91.9	574
11.51 - 12.00	1	49,955	0.3	11.75	80.0	493
12.01 >=	2	54,163	0.1	12.18	100.0	613
Total:	139	14,303,040	100.0	8.56	85.4	618
Max: 12.25
Min: 6.37
Wgt Avg: 8.56

FICO	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
451 - 475	3	176,602	1.2	9.64	82.1	462
476 - 500	3	134,487	0.9	11.00	88.6	497
501 - 525	3	258,116	1.8	8.59	85.0	512
526 - 550	6	469,770	3.3	9.71	85.8	543
551 - 575	19	1,912,635	13.4	9.29	87.4	562
576 - 600	21	2,167,349	15.2	9.13	87.4	589
601 - 625	21	2,443,442	17.1	8.51	84.4	615
626 - 650	28	3,141,430	22.0	8.12	85.9	635
651 - 675	16	1,564,685	10.9	7.88	82.0	661
676 - 700	9	1,239,583	8.7	7.70	82.9	682
701 - 725	4	419,804	2.9	8.28	83.0	706
726 - 750	3	181,660	1.3	8.45	85.8	733
751 - 775	3	193,478	1.4	8.65	93.1	764
Total:	139	14,303,040	100.0	8.56	85.4	618
Max: 766
Min: 458
Wgt Avg: 618

Scheduled Balance	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
<= 50,000	13	420,128	2.9	10.18	93.6	595
50,001 - 100,000	70	5,158,797	36.1	8.96	84.7	615
100,001 - 150,000	31	3,877,284	27.1	8.43	85.8	612
150,001 - 200,000	15	2,519,666	17.6	8.28	87.0	623
200,001 - 250,000	9	1,977,145	13.8	7.89	81.4	626
350,001 - 400,000	1	350,019	2.4	7.85	90.0	677
Total:	139	14,303,040	100.0	8.56	85.4	618
Max: 350,019.30
Min: 15,911.21
Avg: 102,899.57

Original LTV (%)*	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
55.1 - 60.0	1	64,861	0.5	7.75	56.5	690
65.1 - 70.0	3	388,324	2.7	8.04	67.3	597
70.1 - 75.0	3	255,755	1.8	9.15	73.3	602
75.1 - 80.0	45	5,524,082	38.6	7.81	79.8	634
80.1 - 85.0	20	1,760,206	12.3	9.04	84.4	594
85.1 - 90.0	44	4,360,459	30.5	9.01	90.0	616
90.1 - 95.0	7	860,601	6.0	8.44	95.0	589
95.1 - 100.0	16	1,088,750	7.6	9.90	100.0	617
Total:	139	14,303,040	100.0	8.56	85.4	618
Max: 100.0
Min: 56.5
Wgt Avg: 85.4

Prepay Penalty in Years	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0.00	44	4,950,956	34.6	8.65	85.5	631
1.00	6	665,842	4.7	8.85	86.8	611
2.00	42	4235,761	29.6	8.10	85.1	624
3.00	47	4,450,482	31.1	8.85	85.2	600
Total:	139	14,303,040	100.0	8.56	85.4	618

Documentation Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Full	116	11,599,991	81.1	8.58	85.9	613
Reduced	12	1,444,574	10.1	8.19	85.2	633
Stated Income / Stated Assets	9	1,088,426	7.6	8.83	79.7	648
No Income / No Assets	2	170,050	1.2	8.48	86.2	652
Total:	139	14,303,010	100.0	8.56	85.4	618

Occupancy Status	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Primary	112	11,939,396	83.5	8.50	85.0	612
Investor	27	2,363,644	16.5	8.86	87.0	647
Total:	139	14,303,040	100.0	8.56	85.4	618

State	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Ohio	34	3,302,875	23.1	8.57	83.1	614
Tennessee	19	2,420,951	16.9	7.97	86.2	625
North Carolina	21	2,292,346	16.0	8.48	85.0	646
South Carolina	14	1,802,311	12.6	8.51	83.7	611
Indiana	16	1,365,841	9.5	8.69	90.9	620
Michigan	14	1,127,877	7.9	9.14	85.2	597
New York	6	593,655	4.2	8.16	81.2	609
Mississippi	5	508,592	3.6	9.68	88.2	572
Pennsylvania	4	422,598	3.0	7.66	83.0	642
Illinois	4	305,860	2.1	10.31	96.0	611
Iowa	1	101,827	0.7	10.25	70.8	542
Texas	1	58,307	0.4	10.54	90.0	563
Total:	139	14,303,010	100.0	8.56	85.1	618

Purpose	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Purchase	74	7,889,574	55.2	8.43	85.5	626
Refinance - Rate Term	15	1,473,592	10.3	8.78	81.0	611
Refinance - Cashout	50	4,939,874	34.5	8.69	86.4	608
Total:	139	14,303,010	100.0	8.56	85.1	618

Product	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Arm 2/28	56	6,197,607	43.3	8.20	81.7	621
Arm 2/28 - Balloon 40/30	10	1,110,330	7.8	8.93	89.6	605
Arm 3/27	12	1,442,787	10.1	8.92	89.2	610
Arm 3/27 - Balloon 40/30	1	68,779	0.5	7.85	80.0	705
Arm 3'27 - Balloon 50'30	1	220,697	1.5	8.45	80.0	626
Fixed Balloon 30/15	3	70,075	0.5	11.39	100.0	624
Fixed Balloon 40/30	2	283,910	2.0	9.20	91.6	596
Fixed Rate	54	4,908,855	34.3	8.76	83.9	619
Total:	139	14,303,040	100.0	8.56	85.4	618

Property Type	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
Single Family Residence	114	11,380,291	79.6	8.50	85.2	613
PUD	11	1,601,813	11.2	8.67	86.5	638
2 Family	7	576,805	4.0	9.25	84.6	634
3-4 Family	4	459,165	3.2	9.09	85.4	646
Condo	3	284,967	2.0	7.91	85.5	642
Total:	139	14,303,040	100.0	8.56	85.4	618

Margin (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
4.51 - 5.00	2	288,062	3.2	7.33	78.4	623
5.01 - 5.50	4	431,475	4.8	9.16	89.6	598
5.51 - 6.00	14	1,581,687	17.5	7.64	82.3	655
6.01 - 6.50	20	2,357,861	26.1	7.90	82.7	615
6.51 - 7.00	20	2,213,630	24.5	8.59	86.3	609
7.01 - 7.50	10	923,225	10.2	9.69	92.3	619
7.51 - 8.00	10	1,244,260	13.8	9.04	91.1	599
Total:	80	9,040,201	100.0	8.41	85.8	618
Max: 8.00
Min: 4.90
Wgt Avg: 6.55

Months to Rate Reset	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1 - 3	1	61,071	0.7	8.03	85.0	575
4 - 6	4	299,557	3.3	8.87	91.6	507
13 - 15	3	219,743	2.4	9.53	83.7	489
16 - 18	1	75,387	0.8	10.00	90.0	559
19 - 21	32	3,986,860	44.1	8.10	84.1	623
22 - 24	26	2,715,275	30.0	8.47	86.5	636
31 - 33	6	727,535	8.0	8.78	92.9	603
34 - 36	7	954,773	10.6	8.70	84.1	632
Total:	80	9,040,201	100.0	8.41	85.8	618
Max: 36
Min: 2
Wgt Avg: 23

Maximum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
12.51 - 13.00	7	858,322	9.5	6.81	81.7	626
13.01 - 13.50	12	1,602,162	17.7	7.24	79.7	646
13.51 - 14.00	12	1,532,846	17.0	7.75	84.9	637
14.01 - 14.50	7	726,036	8.0	8.35	86.1	626
14.51 - 15.00	15	1,823,876	20.2	8.82	87.2	616
15.01 - 15.50	9	714,572	7.9	9.36	87.9	607
15.51 - 16.00	13	1,230,846	13.6	9.72	89.4	579
16.01 - 16.50	1	124,725	1.4	10.10	100.0	600
16.51 - 17.00	4	426,516	4.7	10.75	96.4	565
Total:	80	9,040,201	100.0	8.41	85.8	618
Max: 16.73
Min: 12.64
Wgt Avg: 14.39

Minimum Rate (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
6.51 - 7.00	14	1,515,264	16.8	7.90	84.0	615
7.01 - 7.50	12	1,602,462	17.7	7.24	79.7	646
7.51 - 8.00	13	1,603,219	17.7	7.79	85.3	632
8.01 - 8.50	7	726,036	8.0	8.35	86.1	626
8.51 - 9.00	11	1,444,232	16.0	8.76	87.6	615
9.01 - 9.50	6	461,519	5.1	9.35	88.7	615
9.51 - 10.00	12	1,136,227	12.6	9.70	88.7	586
10.01 - 10.50	1	124,725	1.4	10.10	100.0	600
10.51 - 11.00	4	426,516	4.7	10.75	96.4	565
Total:	80	9,040,201	100.0	8.41	85.8	618
Max: 10.73
Min: 6.63
Wgt Avg: 8.22

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	2	159,200	1.8	8.24	90.0	637
2.00	6	746,107	8.3	8.41	84.8	621
3.00	72	8,134,894	90.0	8.41	85.9	618
Total:	80	9,040,201	100.0	8.41	85.8	618
Wgt Avg: 2.88

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
1.00	80	9,040,201	100.0	8.41	85.8	618
Total:	80	9,040,201	100.0	8.41	85.8	618
Wgt Avg: 1.00

Interest Only Period (Months)	No of Loans	Total Scheduled Balance ($)	% Scheduled Balance	WAC %	WA OLTV* %	NZWA FICO
0	132	13,330,021	93.2	8.66	85.7	615
60	7	973,019	6.8	7.19	80.7	666
Total:	139	14,303,040	100.0	8.56	85.4	618